Exhibit 10.8
AMENDMENT
TO THE
EMPLOYMENT AGREEMENT FOR
JOSEPH H. STEGMAYER
CAVCO INDUSTRIES, INC., a Delaware corporation (the “Company”), and Joseph H. Stegmayer (the “Executive”) entered into an Employment Agreement as of June 30, 2003, which was subsequently modified on one occasion (as amended the “Agreement”). By this instrument, the Company and Executive wish to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code (the “Code”).
1. This Amendment shall be effective as of December 29, 2010.
2. This Amendment amends the provisions of the Agreement noted below. This Amendment also supersedes the other provisions of the Agreement to the extent those provisions are inconsistent with the provisions and intent of this Amendment.
3. The definition of “Breach” in Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Breach” shall mean a breach by either the Executive or the Company, as the case may be, of a term of this Agreement which breach remains uncured at the end of the applicable “cure period.” In the case of a Breach by the Company, the “cure period” will be the 30-day period beginning on the day of its receipt of written notice from Executive specifying the provision of this Agreement which Executive believes has been violated. In the case of a breach by Executive, the “cure period” shall be the 30-day period described below in the definition of “Termination for Good Reason.”
4. The definition of “Change in Control” in Section 1 of the Agreement is hereby amended by adding the following sentence to the end thereof:
Notwithstanding anything in this Agreement to the contrary, an event will not be considered a Change in Control unless the event also qualifies as a “change in control event” as defined in Treas. Reg. § 1.409A-3(i)(5)(i).
5. The definition of “Disability” in Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Disability” shall mean that the Executive, with or without any accommodation required by law, is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of this Agreement, the Executive will be deemed to have a “Disability” on the last day of the third month for which the Executive receives the income replacement benefits.

6. Section 1 of the Agreement is hereby amended by adding the following new definition immediately following the definition of “Termination for Cause:”
“Termination for Good Reason” shall mean the Executive’s termination of this Agreement and the Executive’s employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means the occurrence of any of the following (unless Executive has expressly agreed to such event in a signed writing): (i) a material diminution in the Executive’s authority, duties, or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to an officer or employee of the Company instead of reporting directly to the Company’s Board; or (iii) the Company’s material Breach of this Agreement.
The Executive must provide the Company with written notice of the occurrence of the action or Breach giving rise to Good Reason within 90 days of the initial existence of such action or Breach. Notwithstanding any provisions of this Agreement to the contrary, none of the events described above will constitute Good Reason if, within 30 days after the Executive provides the Company with a written notice specifying the occurrence or existence of the action or Breach that the Executive believes constitutes Good Reason, the Company has fully corrected (or reversed) such action or Breach. Executive’s employment will terminate on the day following the expiration of this 30 day “cure period,” unless the Executive and the Company agree to a later date (not later than two years following the initial existence of such breach or action). The Executive shall be deemed to have waived his right to terminate for Good Reason with respect to any such action or breach if he does not notify the Company in writing of such action or breach within 90 days of the event that gives rise to such action or Breach.
7. The definition of “Termination Without Cause” in Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Termination Without Cause” shall mean the Company’s termination of the Executive’s employment for any reason other than a Termination for Cause.
8. Section 5(b) of the Agreement is hereby amended by adding the following sentence to the end thereof:
The cash bonus payment described in this Section 5(b) shall be paid to the Executive in a single lump sum payment within 65 days following the end of the fiscal year for which Executive earns such cash bonus.
9. Section 5(i) of the Agreement is hereby amended by adding the following sentence to the end thereof:
In order to ensure compliance with the requirements of Section 409A of the Code, the amount of automobile allowance reimbursement to which Executive may become entitled pursuant to this section 5(i) in any one taxable year shall not affect the amounts eligible for reimbursement in a different taxable year. In addition, all reimbursements due pursuant to this Section 5(i) shall be made no later than December 31 of the calendar year following the calendar year in which the expenses were incurred and the right to reimbursement for such expenses will not be subject to liquidation or exchange for any other benefit.
10. Section 7 of the Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 7. Payments Upon Termination and Resignation.
(a) Termination for Cause; Voluntary Resignation. If the Company terminates the Executive’s employment for Cause, or if the Executive voluntarily resigns prior to the occurrence of a Change in Control of the Company and such resignation does not constitute a Termination for Good Reason, then the Executive shall be entitled to receive only his then current Base Salary up to the date of the Executive’s termination or resignation, as the case may be. The Executive shall not be entitled to the cash bonus described in Section 5(b) for the year of such termination or resignation.

(b) Termination Prior to a Change in Control. If, prior to the occurrence of a Change in Control, Executive dies or becomes Disabled, or if the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, and in each case such termination constitutes a Separation from Service as defined in Section 11, the Executive (or his heirs or executors) shall be entitled to the following:
(i) Continued payment of Executive’s then current Base Salary for the remaining Term of this Agreement plus one (1) year following the expiration of the Term of the Agreement. Subject to Section 11, the Base Salary payments to which the Executive is entitled pursuant to this Section 7(b)(i) shall be paid in accordance with the Company’s normal payroll procedures commencing on the first pay period immediately following the date on which the Executive dies, becomes Disabled or incurs a Separation from Service, as the case may be.
(ii) A single lump sum cash payment in an amount equal to two times the Average Bonus. The lump sum payment to which the Executive is due pursuant to this Section 7(b)(ii) shall be paid to Executive in a single lump sum payment within 65 days following the date on which the Executive dies, becomes Disabled or incurs a Separation from Service, as the case may be.
(iii) Continued health insurance benefits, at substantially the level the Executive was receiving immediately prior to the date on which the Executive dies, becomes Disabled or incurs a Separation from Service, as the case may be, for a period of 18 months following the date on which the Executive dies, becomes Disabled or incurs a Separation from Service, as the case may be. The Company will satisfy the obligation to provide the health insurance benefits pursuant to this Section 7(b)(iii) by either paying for or reimbursing the Executive for the actual cost of COBRA coverage (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost). In order to ensure compliance with Section 409A of the Code, the amount of expenses eligible for reimbursement, or the amount of benefits provided to the Executive, in one taxable year may not affect the expenses eligible for reimbursement or the amount of benefits provided in any other taxable year. All reimbursements must be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred. The Executive may not elect to receive cash or any other benefit in lieu of the benefits provided by this Section 7(b)(iii). The Company’s obligation under this Section 7(b)(iii) will cease when and if the Executive becomes eligible to receive substantially similar coverage with a successor employer.
(c) Termination Following a Change in Control. If within two years after the occurrence of a Change in Control of the Company: (i) the Company terminates the Executive’s employment without Cause, or (ii) the executive voluntarily resigns his employment hereunder for any reason, and in each case such termination constitutes a Separation from Service as defined in Section 11, the Company will pay to the Executive a lump sum termination payment equal to two times the sum of the Executive’s then current Base Salary and Average Bonus. Subject to Section 11, the lump sum termination payment described in this Section 7(c) will be paid to the Executive within 65 days following the Executive’s Separation from Service and will be in lieu of the payments and benefits provided by Section 7(b) of this Agreement.

11. Section 10(a) of the Agreement is hereby amended by adding the following sentence to the end thereof:

The reimbursement payment to which any person becomes entitled pursuant to this Section 10(a) shall be paid to such person on or before March 15 of the calendar year following the calendar year in which the favorable decision is rendered.

12. The Agreement is hereby amended by the addition of the following new Section to the end thereof:
SECTION 11. Section 409A.
(a) The Company intends, but cannot warrant or guarantee, that this Agreement complies with the requirements of Section 409A of the Code or any amendments or exceptions thereto. This Agreement shall be operated in compliance with Section 409A of the Code or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto.
(b) If the Executive is a “Specified Employee” (as defined in Treasury Regulation § 1.409A-1(i)) on the date on which the Executive incurs a Separation from Service, the payments described in Section 7(b)(i) and 7(c) shall not be made to Executive prior to the first (1st) business day following the date which is six (6) months following the date on which the Executive’s Separation from Service occurs. Any amounts that would have been paid during the six (6) months following the Executive’s Separation from Service will be paid on the first business day following the expiration of the six-month period without interest thereon.
(c) For purposes of this Agreement, the term “Separation from Service” means, either (i) termination of the Executive’s employment with the Company and all Affiliates, or (ii) a permanent reduction in the level of bona fide services the Executive provides to Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Executive provided to the Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation § 1.409A-1(h)(1)(ii).
For purposes of determining whether a Separation from Service has occurred under this Section 11, the term “Affiliate” shall have the meaning assigned in Treasury Regulation § 1.409A-1(h)(3) (which generally requires fifty percent (50%) common ownership).
The Executive’s employment relationship is treated as continuing while the Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive’s right to reemployment with Company or an Affiliate is provided either by statute or contract). If the Executive’s period of leave exceeds six (6) months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
(d) If the Company fails to make any payment, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in this Agreement pursuant to Treasury Regulation § 1.409A-3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treasury Regulation § 1.409A-3(g).

(e) Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. The Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement.
13. Except as otherwise amended by this Amendment, the Agreement shall continue in full force and effect.
IN WITNESS WHEREOF, the Executive has executed this Amendment, and the Company has caused this Amendment to be executed by its duly authorized representative, on this 29th day of December, 2010.

CAVCO INDUSTRIES, INC.

By	/s/ David A. Greenblatt
David A. Greenblatt
Chairman of the Compensation Committee of the Board of Directors

“EXECUTIVE”

/s/ Joseph H. Stegmayer
Joseph H. Stegmayer